EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in (a) the Registration Statement (Form S-3 No. 333-47554) pertaining to the Common Stock of Learning Tree International, Inc. and in the related Prospectus, (b) the Registration Statement (Form S-8 No. 333-32062) pertaining to the 1999 Stock Option Plan of Learning Tree International, Inc., and (c) the Registration Statement (Form S-8 No. 333-41325) pertaining to the 1995 Stock Option Plan of Learning Tree International, Inc., of our report dated November 20, 2002, with respect to the consolidated financial statements of Learning Tree International, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2002.

/s/ Ernst & Young LLP

Long Beach, California
December 16, 2002